Exhibit 99.1

Noventiq and Corner Growth Acquisition Corp. File Form F-4/A;
Reports Strong H1 FY24 Results Ahead of Proposed Nasdaq Listing

LONDON and PALO ALTO, Calif. – March 13, 2024 – Noventiq Holdings PLC (“Noventiq”), a global digital transformation and cybersecurity solutions and services provider, and Corner Growth Acquisition Corp. (Nasdaq: COOL) (“Corner Growth”), a special purpose acquisition company led by veteran technology investors (“Sponsors”), today filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4/A (the “F-4/A”) in connection with the previously announced proposed Business Combination (as defined below).

Recent Key Business Developments

•	Noventiq delivered strong results with revenue for the first six months FY24 of $219.8 million, an increase of 36.4% year-over-year on a reported currency basis and 41.4% in constant currency. Gross profit was $93.8 million, an increase of 25.3% on a reported currency basis, and 32.6% in constant currency. Adjusted EBITDA (excluding share based compensation) was $14.0 million, an increase of 178.4% on a reported currency basis. Adjusted EBITDA (excluding share based compensation) margin on revenue was 6.4%.
•	Noventiq recently completed an audit in compliance with Public Company Accounting Oversight Board (“PCAOB“) requirements on its financial statements for FY22 and FY23, and a review by its auditors on the first six months of H1 FY24.

Noventiq has also published its updated investor presentation which includes highlights of its strategy, positioning and financial results, which can be found at [Noventiq IR]

Hervé Tessler, CEO of Noventiq, said:

“I am very pleased with the strong growth and continued momentum in our business as we position Noventiq for a Nasdaq listing. In addition to the strength of our operational performance, we continue to drive our transformational agenda across our global client base as we invest at scale in our business and our people, and in new and enhanced technologies and capabilities. I am excited about the opportunities ahead as we make significant progress towards delivering more value for all our stakeholders.”

Marvin Tien, Co-Chairman & CEO of Corner Growth, said:

“Noventiq continues to drive significant top line and EBITDA growth through its strong and special partnerships with Microsoft and Amazon and secular tailwinds for growing IT spend in India and other core emerging markets.  With deep expertise in digital transformation, cybersecurity and artificial intelligence solutions, and a track record of successfully scaling in high-growth emerging markets, we believe Noventiq is truly a transformative company with a substantial opportunity ahead. We are very excited for the future, and pleased to be a key partner and supporter of Noventiq as they pursue this transaction.”

Continued Momentum for the six months to 30 September 2023 (H1, FY24)

•	Revenue for the six months FY24 of $219.8 million, an increase of 36.4% year-over-year on a reported currency basis and 41.4% in constant currency.
•	Noventiq reported broad based strength with double-digit growth across all three business segments. Services revenue of $95.7 million grew 37.3% year-over-year, Hardware revenue of $60.4 million grew 54.7% year-over-year, and Software & Cloud revenue of $63.6 million grew 21.6% year-over-year. From a geographic perspective, APAC and EMEA were particularly strong with revenue growth of 96.2%, and 44.6%, respectively.
•	Recurring revenue was $43.1 million representing an increase of 23.1% year-over-year.
•	Gross profit was $93.8 million, an increase of 25.3% year-over-year on a reported currency basis, and 32.6% in constant currency. Gross profit in Services was $41.8 million with growth of 30.9% year-over-year. Gross profit in Software & Cloud was $42.2 million with growth of 22.1% year-over-year. Gross profit in Hardware was $9.8 million with growth of 16.8% year-over-year.
•	Adjusted EBITDA (excluding share based compensation) was $14.0 million, an increase of 178.4% year-over-year on a reported currency basis. Adjusted EBITDA (excluding share based compensation) margin on revenue was 6.4%.

Refer to exhibits to this press release for reconciliations of Non-IFRS financial measures to IFRS financial measures.

Business Outlook

While the company expects continued strong demand from its customers for digital transformation, it remains mindful of the continued broader economic and geopolitical uncertainty.

For FY24 (fiscal year ended March 31, 2024), Noventiq is now targeting revenue of at least $495 million, representing at least 23% growth on a reported currency basis. Noventiq aims to deliver Adjusted EBITDA (excluding share based compensation) of approximately $38 million, representing growth of approximately 25%.

For FY25 (fiscal year ended March 31, 2025), Noventiq is targeting revenue of at least $550 million, and approximately $46 million of Adjusted EBITDA (excluding share based compensation), representing approximately 21% growth over FY24.

Investor Presentation

The investor presentation can be found here: [Noventiq IR]

Non-IFRS measures

This communication includes certain non-IFRS financial measures, such as Adjusted EBITDA excluding share based compensation, recurring revenue, and growth in constant currency which are defined in the F-4/A. These non-IFRS financial measures may not be comparable to similarly titled measures presented by other companies, nor should they be construed as an alternative to other financial measures determined in accordance with IFRS. We believe these additional metrics are meaningful indicators of financial and operational performance.

No Offer or Solicitation

This communication relates to the proposed Business Combination between Noventiq and Corner Growth. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information and Where to Find It

In connection with the Business Combination, Noventiq Holding Company has filed with the SEC a Registration Statement on Form F-4 (as may be amended from time to time, the "Registration Statement"), which includes a preliminary prospectus and preliminary proxy statement. Corner Growth will mail a definitive proxy statement, definitive prospectus and other relevant documents to its shareholders when the Registration Statement is declared effective. This communication is not a substitute for the Registration Statement, the definitive proxy statement, the definitive prospectus or any other document that Corner Growth will send to its shareholders in connection with the Business Combination. Investors and security holders of Corner Growth are advised to read, when available, the proxy statement in connection with Corner Growth's solicitation of proxies for its special meeting of shareholders to be held to approve the Business Combination (and related matters) because the proxy statement will contain important information about the Business Combination and the parties to the Business Combination. The definitive proxy statement will be mailed to shareholders of Corner Growth as of a record date to be established for voting on the Business Combination. Shareholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC's website www.sec.gov or by directing a request to: ryan.flanagan@icrinc.com.

Participants in the Solicitation

Corner Growth, Noventiq and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Corner Growth's shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of Corner Growth's directors and officers in Corner Growth's filings with the SEC including the Registration Statement which will include the proxy statement of Corner Growth for the Business Combination, and such information and names of Noventiq's directors and executive officers will also be in the Registration Statement which will include the proxy statement of Corner Growth for the Business Combination.

About Noventiq

Noventiq (Noventiq Holdings PLC) is a leading global solutions and services provider in digital transformation and cybersecurity, headquartered in London. The company enables, facilitates, and accelerates digital transformation for its customers’ businesses, connecting organizations across a comprehensive range of industries with best-in-class IT vendors, alongside its own services and proprietary solutions.

The company’s rapid growth is underpinned by its three-dimensional strategy to expand its market penetration, product portfolio, and sales channels. This is supported by an active approach to M&A, positioning Noventiq to capitalize on the industry’s ongoing consolidation. With around 6,400 employees globally, Noventiq operates in approximately 60 countries with significant growth potential in multiple regions including Latin America, EMEA, and APAC – with a notable presence in India.

About Corner Growth Acquisition Corp.

Corner Growth Acquisition Corp. (Nasdaq: COOL) is a special purpose acquisition company (SPAC) focused on partnering with a high growth technology company. Corner Growth’s mission is to deliver value to its investors by providing a compelling alternative to a traditional public offering. Corner Growth is uniquely positioned to deliver on its value-add approach given its management team’s history, experience, relationships, leadership and track record in identifying and investing in disruptive technology companies across all technology verticals.

Corner Growth also brings a group of highly respected investment professionals, with strong track records and deep individual experience in SPAC and de-SPAC processes, a rolodex of premier public market investors, and a team of advisors who offer experience and access to networks across a broad functional and physical geography.

Forward Looking Statements

Certain statements made herein that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “target,” “aim,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the Business Combination between Corner Growth and Noventiq, the estimated or anticipated future results and benefits of the Combined Company following the Business Combination, including the likelihood and ability of the parties to successfully consummate the Business Combination, future opportunities for the Combined Company, statements regarding Noventiq's future financial position, and other statements that are not historical facts. These statements are based on the current expectations of Corner Growth’s management and/or Noventiq’s management, as applicable, and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Corner Growth and Noventiq. These statements are subject to a number of risks and uncertainties regarding Noventiq’s business, Corner Growth’s businesses and the Business Combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to, general economic, political and business conditions; the inability of the parties to consummate the Business Combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination; the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; the risk that the approval of the shareholders of Corner Growth or Noventiq for the potential transaction is not obtained; failure to realize the anticipated benefits of the Business Combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Corner Growth or Noventiq; the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; the ability of the Combined Company to grow and manage growth profitably and retain its key employees; the amount of redemption requests made by Corner Growth’s shareholders; the inability to obtain or maintain the listing of the post-acquisition company’s securities on Nasdaq following the Business Combination; costs related to the Business Combination; the impact of competitive products and pricing on Noventiq; Noventiq’s ability to offer the products and services of its key vendors, particularly Microsoft, for sale to customers and to earn incentives on such sales; demand for Noventiq’s services and solutions; the ability of Noventiq to achieve operating synergies from acquired businesses; the successful integration of acquired businesses; breaches in cybersecurity or disruption to IT systems; Noventiq’s ability to attract, hire, train and retain experienced personnel; fluctuations in currency exchange rates; the ability to comply with the laws and regulations across the markets in which Noventiq operates and the effectiveness of its internal controls, procedures, compliance systems and risk management systems; other risks and uncertainties detailed in the F-4; and those factors discussed in Corner Growth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021, in Corner Growth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023, and other filings with the SEC. If any of these risks materialize or if assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Corner Growth and/or Noventiq presently do not know or that Corner Growth and/or Noventiq currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide the expectations, plans or forecasts of future events and views of Corner Growth and/or Noventiq as of the date of this communication. Corner Growth and Noventiq anticipate that subsequent events and developments will cause their assessments to change. However, while Corner Growth and/or Noventiq may elect to update these forward-looking statements at some point in the future, Corner Growth and Noventiq specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Corner Growth’s and/or Noventiq’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Disclaimer

The financial information included in this communication comprises financial information for the years ended March 31, 2023 and 2022 derived from the audited financial statements of Noventiq, and the unaudited financial statements for the six months ended September 30, 2023. This communication includes certain non-IFRS financial measures, such as Adjusted EBITDA excluding share based compensation, recurring revenue, and growth in constant currency which are defined in the F-4/A. These non-IFRS financial measures may not be comparable to similarly titled measures presented by other companies, nor should they be construed as an alternative to other financial measures determined in accordance with IFRS. Certain figures contained in this communication, including financial information, have been subject to rounding adjustments (and, in certain circumstances, may not conform exactly to the total figure given).

Noventiq Contacts

Investors:

Steven Salter

VP Corporate Affairs

IR@noventiq.com

Media:

Rocio Herraiz

Global Head of Communications

pr@noventiq.com

Corner Growth Contacts

Investors:

Ryan Flanagan, ICR

ryan.flanagan@icrinc.com

Media:

Brian Ruby, ICR

Brian.ruby@icrinc.com

Exhibit 1 - Reconciliation of Non-IFRS financial measures to IFRS financial measures.

	Six months ended September 30,
(in thousands of U.S. dollars, unless otherwise indicated)	2023	2022
Revenue	219,757	161,105
Add/(Less):
Indian rupee impact	-1,412	1,582
Egyptian pound impact	1,608	534
Euro impact	-722	2,217
Argentine peso impact	1,804	641
Turkish lira impact	988	1,728
Belarusian ruble impact	5,260	931
Kazakh tenge impact	-220	807
Other	664	1,204
Revenue, CCY	227,727	170,749
Revenue growth, CCY	41.4%	—

	Six months ended September 30,
(in thousands of U.S. dollars, unless otherwise indicated)	2023	2022
Gross profit	93,810	74,887
Add/(Less):
Egyptian pound impact	1,405	455
Indian rupee impact	-558	927
Argentine peso impact	1,511	432
Euro impact	-339	861
Turkish lira impact	604	790
Belarusian ruble impact	2,340	442
Other	535	1,046
Gross profit, CCY	99,308	79,840
Gross profit growth, CCY	32.6%	—

	Six months ended September 30,
	2023	2022

	(in millions of U.S. dollars)
Loss for the year from continuing operations	-28.2	-22.9
Added back:
Income tax expense	3.8	0.5
Depreciation and amortization	10.9	6.9
Foreign exchange (gain) / loss	5.9	6.0
Net financial income and expenses	8.9	6.3
Property and equipment write-off	0.0	0.1
Employee termination payments	0.3	0.1
Impairment losses	6.0	6.3
One-off items (penalties and acquisition related expenses)	6.4	1.7
Adjusted EBITDA (excluding share based compensation)	14.0	5.0

	Six months ended September 30,
	2023	2022

	(in thousands of U.S. dollars)
Software subscription	9,742	7,706
Third-party cloud resale products	31,112	24,776
Own cloud solutions	2,225	2,502
Recurring revenue	43,079	34,984
Software and licenses	22,799	19,852
Services	93,472	67,214
Hardware	60,407	39,055
Non-recurring revenue	176,678	126,121
Total revenue	219,757	161,105